Filed Pursuant to Rule 424(b)(3)
Registration No. 333-106667

PROSPECTUS SUPPLEMENT DATED MARCH 16, 2004
(To Prospectus Dated September 10, 2003)

CYPRESS SEMICONDUCTOR CORPORATION

$600,000,000
(aggregate principal amount)

1.25% Convertible Subordinated Plus Cash NotesSM due June 15, 2008 and
the Common Stock Issuable Upon Conversion of the Notes

     This Prospectus Supplement, together with the Prospectus listed above, is to be used by certain holders of the above-referenced securities or by their transferees, pledgees, donees or their successors in connection with the offer and sale of the above referenced securities.

     The table captioned “Selling Securityholders” commencing on page 40 of the Prospectus is hereby amended to reflect the following additions and changes:

	Principal Amount at
	Maturity of Notes		Number of Shares of	Percentage of
	Beneficially Owned	Percentage of Notes	Common Stock That	Common Stock
Name	That May Be Sold	Outstanding	May Be Sold(1)	Outstanding(2)
BNP Paribas Equity Strategies, SNC(3)(4)	660,000	*	36,413	*
CooperNeff Convertible Strategies (Cayman) Master Fund, L.P.	1,048,000	*	57,820	*
Lyxor/Convertible Arbitrage Fund Limited	84,000	*	4,634	*
Singlehedge US Convertible Arbitrage Fund	104,000	*	5,737	*

*	Less than 1%

(1)	Assumes conversion of all of the holder’s notes at a conversion rate of approximately 55.172 shares of our common stock for each $1,000 principal amount of notes and that we pay the $300 in cash rather than stock. However, this conversion rate will be subject to adjustment as described under “Description of Notes — Conversion of the Notes.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 123,032,476 shares of common stock outstanding as of March 1, 2004. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder’s notes. However, we did not assume the conversion of any other holder’s notes.

(3)	In addition to the shares issuable upon conversion of the notes, such holder has beneficial ownership based on Rule 13d-3(d)(i) of the Exchange Act of 33,240 shares of common stock held of record as of January 5, 2004.

(4)	Affiliate of a broker-dealer.